EXHIBIT 99.2

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

P.I. Aquino
Assistant Treasurer
(214) 303-3437

DEAN FOODS COMPANY NAMES MICHAEL H. KEOWN
PRESIDENT OF DEAN BRANDED PRODUCTS GROUP

     DALLAS, August 7, 2003 – Dean Foods Company (NYSE: DF) today announced that Michael H. Keown has joined the company as President, Dean Branded Products Group. Keown will report directly to Gregg Engles, Chairman and Chief Executive Officer, and will have responsibility for maximizing the performance of the Dean Branded Products Group’s product portfolio, which consists of International Delight® and Land O Lakes® coffee creamers, Hershey’s® milks and milkshakes, Land O Lakes Dairy Ease®, Folgers® Jakada® single-serve chilled coffee and milk beverages, Marie’s® dips and dressings and Dean’s® dips.

     Keown joins Dean Foods from the Coca-Cola Company, where he most recently served as Vice President and General Manager for the Shelf Stable Division of The Minute Maid Company. Keown spent the last five years with Minute Maid and has a total of 20 years of experience, having held various positions with E&J Gallo Winery and Procter & Gamble.

     “As head of our Dean Branded Products Group, Mike will be a valued addition to our management team, and we are pleased to welcome him on board,” said Gregg Engles. “His consumer packaged goods and beverage experience, coupled with his energy and professionalism will help us capture the branded value-added opportunities that exist within the dairy category.”

     Keown holds a bachelor’s degree in economics from Northwestern University.

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy and dairy-related products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

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